Exhibit 99.1

TICC Lowers Interest on Credit Facility by 50 basis points and Increases Credit Facility to $150 Million

Greenwich, CT – 5/07/2007 – Technology Investment Capital Corp. (NASDAQ: TICC) announced today that its lenders have lowered the interest charged on its existing revolving credit facility (“Facility”) by 50 basis points to 1.75% over LIBOR and increased the facility from $100 million to $150 million. Royal Bank of Canada (“RBC”) serves as agent and RBC and Branch Banking & Trust Company are the lenders.

About Technology Investment Capital Corp.

We are a publicly-traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Barry Osherow at (203) 661-9572 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.